SUPPLY AGREEMENT

	This Supply Agreement for EUGRO Mobile Prepaid Services pursuant to the Terms and Conditions attached hereto and incorporated herein (the "Agreement") is by and between EUROPHONE USA, LLC ("EUROPHONE"), a New York limited liability company, with offices at 181 Westchester Avenue, Port Chester, New York and GLOBE STAR LLC ("Purchaser"), a New Jersey limited liability company, whose principal place of business is 440 Route 17 North, Suite, 3A, Hasbrouck Heights, NJ 07604 is entered into on this 6th day of September, 2007. (EUROPHONE and the Purchaser are hereinafter sometimes referred to as the "Parties" and individually as a "Party").

				         RECITALS

	WHEREAS, EUROPHONE is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York; and

	WHEREAS, EUROPHONE is a service entity providing a wide range of telecommunications products and services, including prepaid wireless telecommunication services (the "Service") under the brand name EUGRO Mobile and desires to sell to Purchaser the specified products, and;

	WHEREAS, Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey and desires to purchase Eugro Mobile product as specified herein; and

	WHEREAS, It is hereby understood and agreed by the parties hereto that the RECITALS to this agreement are inseparable parts of this agreement.

	NOW, therefore, in consideration of these promises and of the mutual representations, warranties and covenants contained in this Agreement, the parties agree as follows:

1. TERM

   The term of this agreement shall be 2 (two) years from the date of last signature. This agreement will automatically be renewable for an additional one year unless (i) either party sends notice to the contrary at least ninety (90) days prior to the expiration of the initial or any consecutive period (the initial and consecutive periods shall hereinafter collectively be referred to as "Term") or (ii) either party is in default of this agreement.

2. PURCHASER OBLIGATIONS

   A. Neither Purchaser nor any of its affiliates will enter into an agreement with another reseller of CDMA and GSM prepaid wireless services.
   B. Purchaser agrees to purchase Eugro Mobile products (handsets and airtime) from EUROPHONE to distribute to their customer base thru their marketing campaigns.
   C. Purchaser will be responsible for its tax liabilities related to the sales and/or distribution of all products and services offered by EUROPHONE.
   D. Purchaser will be responsible for all shipping charges.
   E. Purchaser agrees to abide by the return authorization policy set forth in Appendix B.
   F. Purchaser shall be responsible for providing customer service to its end users for any hardware issues pertaining to handsets not obtained from EUROPHONE. This may include, but is not limited to, customer problems and inquiries related to handsets, airtime cards or other related services and provisions. EUROPHONE shall be responsible for providing customer support to end-users concerning, but not limited to, activation and time usage issues. It shall be the Purchaser's responsibility to make best efforts to maintain its customers' satisfaction.

3. EUROPHONE POLICIES

   A. EUROPHONE's obligation to provide Service shall be binding to the extent provided in this Agreement, conditioned upon receipt by EUROPHONE of orders in a format acceptable to EUROPHONE.
   B. EUROPHONE shall provision and ship within a mutually agreeable time frame after receipt by EUROPHONE of a complete and accurate order form provided that
          1) Purchaser is not in breach of any covenants of this Agreement; and
          2) EUROPHONE receives payment in accordance with this Agreement and the attached Exhibits attached hereto and made part hereof by this reference; and
   C. EUROPHONE reserves the right to modify any of its telecommunications services and/or its provisions including, but not limited to, adjustments in rates to customers and handset pricing without notice.
          1. All sales of airtime cards and handsets are final. EUROPHONE will only accept returns that are in accordance with the return policy in Appendix B.
          2. Any disputes concerning but not limited to credits, returns, payments and charges must be addressed in writing to EUROPHONE within 30 days of the occurrence.

4. PRICING

   Pricing provided to Purchaser is based on minimum purchase of 10,000 units during the life of this Agreement.

5. PAYMENT TERMS

   Payment due within 30 calendar days from receipt of invoice by EUROPHONE for all Services and products delivered to Purchaser.

6. INDUSTRIAL PROPERTY RIGHTS

   A. The Purchaser acknowledges that all trademarks, trade names, container designs and other trade dress appearing on or used by EUROPHONE in connection with any of the products or services and any other trade and service marks owned or licensed by EUROPHONE or any Affiliates (collectively the "Trademarks") are good and valid and are exclusively owned by EUROPHONE or an Affiliate, as the case may be. The benefit of any use of the Trademarks by the Purchaser pursuant hereto shall inure to the benefit of EUROPHONE or the Affiliate that owns the involved Trademark. If, as a result of the Purchaser's use, the Purchaser is deemed, by operation of law or otherwise, to have acquired any title or other rights to any of the Trademarks or any of their components, the Purchaser shall forthwith assign the same to EUROPHONE or an Affiliate designated by it without consideration.
   B. The Purchaser shall not at any time do, or knowingly suffer to be done, any act or thing which will impair the ownership and rights of EUROPHONE or any of its Affiliates in and to the Trade names or Trademarks. The Purchaser shall immediately report to EUROPHONE any infringement by third parties of any Trade names or Trademarks whenever any such infringement shall have become known to the Purchaser and will fully cooperate with EUROPHONE and/or the owner thereof in connection with the prosecution of any infringement action or other proceeding for the protection of the Trade names and Trademarks.
   C. Purchaser agrees to submit to EUROPHONE for review and pre-approval all advertisements, business cards, signage and any other use of EUROPHONE's and EUGRO MOBILE'S names or marks.
   D. EUROPHONE acknowledges that all trademarks, trade names, container designs and other trade dress appearing on or used by Purchaser in connection with any of the products or services and any other trade and service marks owned or licensed by Purchaser or any Affiliates (collectively the "Trademarks") are good and valid and are exclusively owned by Purchaser or an Affiliate, as the case may be. The benefit of any use of the Trademarks by EUROPHONE pursuant hereto shall inure to the benefit of Purchaser or the Affiliate that owns the involved Trademark. If, as a result of the EUROPHONE's use, EUROPHONE is deemed, by operation of law or otherwise, to have acquired any title or other rights to any of the Trademarks or any of their components, EUROPHONE shall forthwith assign the same to Purchaser or an Affiliate designated by it without consideration.
   E. EUROPHONE shall not at any time do, or knowingly suffer to be done, any act or thing which will impair the ownership and rights of Purchaser or any of its Affiliates in and to the Trade names or Trademarks. EUROPHONE shall immediately report to Purchaser any infringement by third parties of any Trade names or Trademarks whenever any such infringement shall have become known to the EUROPHONE and will fully cooperate with Purchaser and/or the owner thereof in connection with the prosecution of any infringement action or other proceeding for the protection of the Trade names and Trademarks.

7. BREACH

   A. Breach of Purchaser is defined, but not limited to, any circumstances where
      1. Purchaser fails to make payments or replenish inadequate receipts of payment, or
      2. Purchaser is suspected of abuse or fraudulent use of any product or service provided by EUROPHONE.
   B. If Purchaser commits breach other than 9.A.1 above, Purchaser will have 10 days to remedy the said breach. If the remedy is unresolved, EUROPHONE reserves the right to immediately terminate this Agreement after remedy period is expired. Purchaser shall be liable for all charges or other costs or damages resulting from said breach. EUROPHONE reserves the right to immediately suspend order processing for breach of 9.A.1 above notice or liability to Purchaser.

8. TERMINATION

   A. Either party may terminate this agreement upon 90 days written notice.
   B. EUROPHONE may terminate this Agreement immediately upon notice via telephone call, facsimile transmission, or courier to Purchaser in the event of any of the following:
      1. Purchaser's failure to maintain its open account in good standing or to make payment under the terms of this Agreement as set forth herein, or
      2. If Purchaser purchases handsets from EUROPHONE and either
         1) activates the handsets through another carrier, Purchaser, reseller or other entity that would prohibit EUROPHONE from being credited with the activation, or
         2) ships handsets overseas, or
         3) sells handsets to a market not approved by EUROPHONE in Appendix A.
   C. Either party may terminate this Agreement, upon five (5) days written notice to the other party, for any of the reasons below.
      1. A breach by the other party of any covenant, term, or condition of this Agreement and the failure to cure such breach within five
         (5) days after receipt of written notice of such breach from the non-breaching party, or within fifteen (15) days in the event Purchaser's agents are in violation of this Agreement.
      2. Purchaser misrepresents EUROPHONE business products or Services, fails to achieve 80% of minimum Purchaser Sales Level in any ninety day period during initial term or during any subsequent six (6) month renewal period, or engages in any fraudulent activity relating thereto; or
      3. Purchaser institutes any proceeding for relief under the Bankruptcy Code, or if Purchaser becomes insolvent, or if a receiver (permanent or temporary) is appointed by court of competent authority, or if Purchaser makes general assignment for benefit of creditors, or if execution is levied against Purchaser's benefits or property, or suit to foreclose any lien or mortgage against Purchaser's assets is instituted and such levy or suit is not dismissed within thirty (30) days thereafter; or
      4. EUROPHONE's Underlying Transport Providers or any carrier for whom EUROPHONE resells services modifies or changes Tariff(s) or contract(s) that make it unreasonable for EUROPHONE to offer the Services contemplated herein.
   D. EUROPHONE may terminate this Agreement in its entirety without liability by giving Purchaser 14 days notice if EUROPHONE's service provider exercises its clause for early termination to EUROPHONE. Notwithstanding, if this agreement is terminated between Purchaser and EUROPHONE for reasons other than breach or default as defined hereafter, EUROPHONE agrees to offer a phase out period to Purchaser of one hundred eighty days (180) days, starting on the date of termination, to continue to service end users that have not disconnected service prior to termination date. Purchaser will not be able to add any additional end users from the date of termination. If EUROPHONE and service provider terminate their agreement, either during or after agreement with Purchaser terminates, the phase out period will be reduced to thirty
      (30) days upon written notice to Purchaser.
   E. EUROPHONE may terminate this Agreement immediately and without notice in order to prevent damage to or degradation of its network, or to comply with any law, regulation, court order, or other governmental request or order which requires immediate action, for behavior that in EUROPHONE's sole discretion may be deemed illegal, or as otherwise necessary to protect EUROPHONE from legal liability. EUROPHONE will endeavor to give Purchaser notice regarding the reason(s) for termination as soon as is reasonably practicable after such termination.
   F. Termination of this Agreement shall become effective upon receipt of written notice via facsimile transmission, electronic mail, or courier or upon expiration of the applicable cure period if said breaching party fails to cure such breach.
   G. All obligations to make payments for charges incurred prior to the termination of this Agreement hereunder shall survive termination and, immediately upon receipt of invoice, any and all amounts owed through the Termination date shall be paid. EUROPHONE, at its sole option and discretion, will immediately suspend Service for all products that has been delivered but not paid within twenty-four hours of notice to Purchaser that this agreement has or will be terminated.

9. CONFIDENTIAL INFORMATION

   A. "Confidential Information" shall mean any competitively sensitive or secret business, marketing, or technical information of EUROPHONE or Purchaser, including the terms of this Agreement. Confidential Information shall not include information which is (i) generally known to the public or readily ascertainable from public sources (other than as a result of a breach of confidentiality hereunder), (ii) independently developed by the receiving party without reference to or reliance on any Confidential Information of the disclosing party, as demonstrated by written records of the receiving party, or (iii) obtained from an independent third party who created or acquired such information without reference to or reliance on Confidential Information.
   B. Confidentiality. Each party agrees to maintain the complete confidentiality of the Confidential Information of the other. Neither party shall disclose or supply the Confidential Information of the other to any non-employee third party without the prior written approval of the other party. Either party may disclose portions of the Confidential Information of the other to governmental regulatory authorities if such disclosure is required by applicable laws, provided the party required to make such disclosure notifies the other party of the applicable legal requirements before such disclosure occurs and assists the other party to obtain such protection as may be available to preserve the confidentiality of such information.
   C. Disposal. Prior to disposal of any media or materials that contain any part of the Confidential Information of the other, each party shall obliterate or otherwise destroy all Confidential Information, for example, by erasing, incinerating, or shredding such materials.
   D. Upon termination of this agreement, each party will cease use of the other party's trademarks for advertising and promotional purposes. All advertising and promotional materials utilizing said trademarks must be returned to each respective company within 10 days.

10.   WARRANTIES

   A. EUROPHONE makes no warranties, expressed or implied, concerning the services offered by EUROPHONE including network issues and hereby expressly disclaims all implied warranties, including warranties of merchantability or fitness for a particular use or purpose. Under no circumstances shall EUROPHONE be liable to the Purchaser or any other Person, including, without limitation, Subscribers, for any loss, injury or damage, of whatever kind or nature, resulting from or arising out of any mistakes, errors, omissions, delays or interruptions in the receipt, transmission or storage of any messages, signals or information arising out of or in connection with the Services or use of EUROPHONE's network.
   B. Without limiting the generality of the foregoing, in no event shall EUROPHONE be liable to the Purchaser or any other person including, without limitation, subscribers, for indirect, incidental or special damages, lost profits, lost savings or any other form of consequential damages, regardless of the form of action, even if EUROPHONE has been advised of the possibility of such damages, whether resulting from breach of its obligations under this agreement or otherwise.

11.   NOTICE

      Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, or other method of receipt confirmed facsimile or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:
      if to EUROPHONE, at the address stated above, or at any other address designated by EUROPHONE to Purchaser in writing; and if to Purchaser, at the address stated above or any other address so designated in writing to EUROPHONE.

12.   FORCE MAJEURE

      EUROPHONE shall not be responsible for any damages sustained by Purchaser for any failure to deliver or perform, or any delay in the delivery which shall be caused, directly or indirectly, in whole or in part, by any carrier event; fire, flood, rain or windstorm; civil disturbances; voluntary or mandatory compliance with law or a regulation, policy or requirement of an governmental department or agency, or the order of any court; Act of God; or any other cause of similar or dissimilar nature beyond the reasonable control of EUROPHONE.

13.   INDEMNIFICATION

      In the event EUROPHONE shall, without fault on its part, be made or become a party to any suit, claim or demand directly as a result of any act or omission of Purchaser, its stockholders, officers, directors, employees, and agents, Purchaser shall hold EUROPHONE harmless from and against any and all damages, claims, losses, costs, expenses, or liabilities, including, without limitation, court costs and reasonable attorney's fees, incurred by or imposed on EUROPHONE or in connection with any such suit, claim or demand.

14.   ARBITRATION

      Any controversy, claim or dispute arising out of or relating to the Agreement, or any breach, termination or invalidity thereof, shall be settled by binding arbitration at the American Arbitration Association in accordance with its then applicable rules, and judgment upon any award rendered may be entered in any court having jurisdiction. In accordance with such Rules, each party shall designate one arbitrator, and these two arbitrators shall designate a third arbitrator. The place of arbitration shall be Port Chester, NY, USA.

15.   MISCELLANEOUS

      A. Each party hereby represents and warrants that each has the right to enter into this Agreement and that neither is a party to any agreement, arrangement or understanding with any third party which would inhibit or prohibit a right and/or ability to perform the services called for by this Agreement. All warranties, covenants, representations and guarantees shall survive the execution of this document.
      B. Applicable Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of New York.
      C. Waiver. No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the Party to be charged. No consent by any Party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to waiver of, or excuse for any different or subsequent breach or default.
      D. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and may be modified only by a subsequent written document signed by the parties. This Agreement may be executed in one or more duplicate originals, all of which shall constitute but one agreement between the parties hereto. This Agreement supercedes any previous agreement between the parties.
      E. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.
      F. Assignment. This either party without the other party's prior written approval, which shall not be unreasonably withheld, may not assign Agreement and any rights or obligations arising under it.
      G. Benefit. This Agreement shall be binding upon and inure to the benefit of each party to this Agreement and their successors and assigns (to the extent permitted herein).


IN WITNESS WHEREOF, the parties have executed this Agreement as of this the 6th day of September, 2007.

By:  EUROPHONE USA, LLC.		   By:  GLOBE STAR LLC.


Signature: /s/ Vasilios Koutsobinas	 Signature: /s/ Georgia Dumas
Name:	Vasilios Koutsobinas	         Name:	Georgia Dumas
Title:	CEO	                         Title:	VP OPERATIONS

Date:	September 6th, 2007	         Date:	September 6th, 2007


APPENDIX A


TERRITORIES AVAILABLE FOR DISTRIBUTION



	ALL OF UNITED STATES




Initial ________

APPENDIX B

Return Policy - Terms & Conditions

1. The Purchaser has the discretion of accepting returns from the end-user. If the Purchaser accepts returns, then the return policy must be followed in order for EUROPHONE USA, LLC. ("EUROPHONE") to recognize the return.

2. EUROPHONE will allow returns on defective merchandise only.
   Purchaser will have 120 Days from the invoice date of handsets. The invoice date is the date EUROPHONE sold the handsets to the Purchaser. The Purchaser must contact EUROPHONE and receive a return authorization number. (RA#). Purchaser must fill out the RA form completely including an explanation of the problem or defect.
   After 120 Days no RA# will be issued.

3. If the product is deemed defective by EUROPHONE, then EUROPHONE will repair or replace the product. In this scenario, EUROPHONE will pay for shipping back to customer. If the defective product is returned with full promotional minutes, then EUROPHONE will not charge for resetting the Service. If the defective product is returned without full promotional minutes, then EUROPHONE will charge the standard airtime rate for replacement minutes, minus the discount margin.

4. If the product returned is deemed not defective by EUROPHONE, then EUROPHONE will send back the product with a new MDN and minutes back to full promotional value. In this scenario, Customer pays for all shipping charges. If the non-defective product is returned with full promotional minutes, then EUROPHONE will not charge for unused minutes, but will apply a re-processing fee of $5.00 (for each handset). If the non-defective product is returned without full promotional minutes, then EUROPHONE will charge the standard airtime rate for replacement minutes, minus the discount margin and apply a re-processing fee of $5.00 (for each handset).

5. There are no returns or exchanges on Airtime cards.

6. EUROPHONE must receive the defective product within 14 days of the issuance of the RA #. EUROPHONE will not accept any additional handsets once the RA# has been issued. After 14 days no returns will be accepted.

7. If this product fails to operate under normal use and service, due to improper materials or workmanship, EUROPHONE will, at its option repair or replace the product in accordance with the terms and conditions stipulated herein.

8. This return policy does not cover any failure of the product due to misuse and/or normal wear and tear (including but not limited to use in other than the normal and customary manner in accordance with the manufacturer's instructions for use and maintenance of the product, accident, modification or adjustment, acts of God, improper ventilation and damages resulting from liquid).

9. This return policy does not cover product failures due to repair installations, modifications or improper service performed by any workshop other than the manufacturer's authorized service center, opening of the product by unauthorized persons, or use of generic-brand accessories that are not provided by EUROPHONE.

10. Purchaser is responsible for all shipping charges when returning products to EUROPHONE. Additional shipping charges may apply. (Please see points 3 & 4)

11. All returns must be in original packaging and with all accessories. (Charger, User Guide, etc.)

12. Any changes or modifications to the return authorization form must be communicated back to EUROPHONE after the RA # is issued or EUROPHONE will have the right to reject the return.

Initial ________